As Filed with the Securities and Exchange Commission on July 14, 2008
Registration No. 333- ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GOLDEN PHOENIX MINERALS, INC.
(Exact name of registrant as specified in its Charter)

Nevada	41-1878178
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1675 E. Prater Way, Suite 102
Sparks, Nevada 89434
(Address of Principal Executive Offices) (Zip Code)

Golden Phoenix Minerals, Inc. 2007 Equity Incentive Stock Option Plan
 (Full title of the plans)

David A. Caldwell, Chief Executive Officer
Golden Phoenix Minerals, Inc.
1675 E. Prater Way, Suite 102
Sparks, Nevada 89434
(Name and address of agent for service)

(775) 853-4919
(Telephone number, including area code, of agent for service)

Copies to:
Scott E. Bartel, Esq.
Kevin F. Barrett, Esq.
Bullivant Houser Bailey PC
1415 L Street, Suite 1000
Sacramento, California 95814
Telephone: (916) 930-2500
Fax: (916) 930-2501

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, no par value
2007 Equity Incentive Plan	10,000,000	$0.163	$1,630,000.00	$64.06

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2007 Equity Incentive being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (“Securities Act”), the offering price is estimated solely for the purpose of calculating the registration statement fee and is based upon the closing price per share of the common stock of the Registrant on July 10, 2007, as quoted on the OTCBB.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of the Form S-8.

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

*  The documents containing the information specified in this Part I will be sent or given to employees, directors or others as specified by Rule 428(b).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference into this registration statement.

(1)	Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, filed with the Commission on March 31, 2008;

(2)	Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2008, filed with the Commission on May 15, 2008;

(3)	Registrant’s Current Reports on Form 8-K, filed with the Commission on June 5, 2008, May 28, 2008 and on January 7, 2008; and

(4)	The description of the Company’s Common Stock which is contained in the Company’s Registration Statement on Form S-1, Amendment No. 2, filed with the Securities and Exchange Commission on May 9, 2008.

Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregistered all securities then remaining unsold, will be deemed to be incorporated by reference herein and will be made a part of this registration statement from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein modifies or replaces such statement.  Any such statement shall not be deemed to constitute a part of this registration statement except as so modified or replaced.

The Registrant will provide without charge to each person to whom a Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents).  Written requests should be directed to Administrative Assistant, Golden Phoenix Minerals, Inc., 1675 E. Prater Way, Suite 102, Sparks, Nevada 89434. Telephone requests may be directed to (775) 853-4919.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that neither a director nor an officer of a Nevada corporation can be held personally liable to the corporation, its stockholders or its creditors unless the director or officer committed both a breach of fiduciary duty and such breach was accompanied by intentional misconduct, fraud, or knowing violation of law. Nevada does not exclude breaches of the duty of loyalty or instances where the director has received an improper personal benefit. The Company’s proposed Nevada Articles and Bylaws state that the personal liability of all of the directors and officers of the corporation is hereby eliminated to the fullest extent allowed as provided by the NRS.

A Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding, if he is not liable under NRS 78.138 (see above), acted in “good faith” and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, with respect to actions by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the Nevada corporate statutes’ indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys’ fees.

The Company’s Articles provide that the corporation shall, to the maximum extent and in the manner permitted by the NRS, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. The Company’s Bylaws do not modify Nevada law in this respect.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

Exhibit Number	Description

4.1	Golden Phoenix Minerals, Inc. 2007 Equity Incentive Stock Option Plan

5.1	Opinion of Bullivant Houser Bailey PC

23.1	Consent of Bullivant Houser Bailey PC (contained in Exhibit 5.1)

23.2	Consent of HJ & Associates, LLC, Independent Auditors

Item 9.  Undertakings.

1.  The undersigned Registrant hereby undertakes:

(a.) To file, during any period in which offers or sales are being made, a post-effectiveamendment to this Registration Statement:

(i.) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii.) To reflect in the prospectus any facts or events arising after the effective dateof the Registration Statement (or the most recent post-effective amendmentthereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

 (iii.) To include any material information with respect to the plan of distributionnot previously disclosed in the Registration Statement or any material change tosuch information in the Registration Statement;

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this Item 9 do notapply if the information required to be included in a post-effective amendment bythose paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b.) That, for the purpose of determining any liability under the Securities Act, eachsuch post effective amendment shall be deemed to be a new registration statementrelating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c.) To remove from registration by means of a post-effective amendment any of thesecurities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sparks, State of Nevada on this 14th day of July, 2008.

GOLDEN PHOENIX MINERALS, INC.,
a Nevada corporation

By: /s/ David A. Caldwell___________
David A. Caldwell,
Chief Executive Officer
(Principal Executive Officer and Director)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David A. Caldwell as his attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ David A. Caldwell_______ David A. Caldwell	Chief Executive Officer (Principal Executive Officer and Director)	July 14, 2008
/s/ Dennis P. Gauger________ Dennis P. Gauger	Principal Accounting Officer (Principal Accounting Officer)	July 14, 2008
/s/ J. Roland Vetter_________ J. Roland Vetter	Director	July 14, 2008
/s/ Ronald L. Parratt________ Ronald L. Parratt	Director	July 14, 2008
/s/ Corby G. Anderson______ Corby G. Anderson	Director	July 14, 2008
____________________ _ Kent D. Aveson	Director	July 14, 2008

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Golden Phoenix Minerals, Inc. 2007 Equity Incentive Stock Option Plan

5.1	Opinion of Bullivant Houser Bailey PC dated June 26, 2008

23.1	Consent of Bullivant Houser Bailey PC (contained in Exhibit 5.1)

23.2	Consent of HJ & Associates, LLC, Independent Auditors